FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS	MEDIA RELATIONS
	Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	Jon Coifman Waggener Edstrom Worldwide P: 212 551 4815 E: jcoifman@waggeneredstrom.com

Ener1 Reports Fourth Quarter and Year-End 2008 Results

New York, NY (March 12, 2009) – Ener1, Inc. (NASDAQ: HEV), developer and manufacturer of advanced lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles, today reported its fourth quarter 2008 and year-end financial results. The following highlights significant events that occurred since the end of the third quarter:

Customer programs

•	Customer interest in our lithium-ion batteries from all segments remains strong in spite of distress in the auto industry and current recessionary economic conditions.

•	Strategically, we evaluated the market and our potential for expansion under Federal stimulus funding (see below). We have segmented our accounts into a focus list of ten high-priority customers. These accounts represent a near term revenue opportunity or are of strategic importance to the firm. We believe 50% of the focus list customers could generate revenue during 2009. Accounts where potential for follow-on orders exists or development contracts which represent a future prospect or the opportunity to capture life time performance data are included.

-	In addition to final testing for the Th!nk City EV, we would like to highlight the following projects:

•	EV battery pack program for demonstration for a tier-one supplier in Europe

•	Large-format cell development program for the tier-one supplier in Europe

•	PHEV battery pack testing program with a European automotive company and electric utility

•	EV conversion program with specialty vehicles

•	EV conversion program for a national postal service

•	development of a fast-charging system with Kyushu Electric Power

•	early design concept development program with the European automotive company.

•	Overall, Ener1’s 92,000-square-foot facility in Indianapolis has current capacity to produce 300 million watt hours of electrodes; an additional $50 million spent on equipment would double capacity to 600 million watt hours of electrodes for battery pack and cell production capacity of $450 million value in sales.

Government Financing Initiatives

•	Ener1 applied for $480 million in 10-year financing under the Department of Energy’s (DOE) Advanced Technology Vehicle Manufacturing Incentive Program (ATVMIP), a direct loan program to finance current production expansion and build an additional manufacturing facility in the United States.

•	Ener1’s application was deemed to be substantially complete on January 22, 2009 and is undergoing technical and financial review.

•	In addition, a Notice of Intent (NOI) was issued by the DOE on February 18, 2009 to provide grants based on $2 billion in stimulus funding under the Advanced Battery Manufacturing Initiative (ABMI), a cost share grant program for the manufacture of advanced battery systems in the United States.

Financial Highlights:
-	Ener1 year-end results include operations at Enertech International for November and December.

•	Revenues for 2008 were $6.8 million compared to $280 thousand in 2007. Revenues and gross profit at Enertech for the two months were $5.0 million and $1.0 million respectively. Fourth quarter 2008 revenues were $6.3 million.

•	Operating expenses were $36 million in 2008 compared to $21 million in 2007 as Ener1 increased research and development expenditures for customer and government projects.

- - - -
oResearch and development expenses were $23 million.
oGeneral and administrative expenses were $11.6 million in 2008.
Net loss per share was $.42 in 2008 compared to $.85 in 2007
Weighted shares outstanding were 103.3 million in 2008 compared to 72.9 million in the prior year
Shareholder’s equity now stands at $103 million compared to negative $7 million at December 31, 2007.
Ener1 total assets are $142 million compared to $31 million in 2007.

- Investment:

•	Ener1 purchased $21.3 million of equipment during 2008, of which $7.2 million was financed through capital leases. At year-end, Ener1 had remaining CAPEX commitments under the expansion program of $6.4 million.

- Liquidity:
- - - -
Cash at year end was $14 million
Ener1 has a $30 million loan facility with Ener1 Group to finance operations during 2009
Enertech has bank loan availability of which $9 million was available at year-end
Cash used by operations was $24.5 million in 2008 compared to $26.7 million in 2007

“2008 was an important year for Ener1 on a number of levels,” commented Chairman and CEO Charles Gassenheimer. “We built the foundation for tremendous growth during a challenging year.  Our investment in capacity has led to our customer traction tripling in the last 5 months.  We believe that we have all of the pieces to fully execute on our plan and look forward to a challenging, but rewarding 2009.”

Management will host a conference call this afternoon at 5:00 p.m. EST to discuss the fourth quarter results and give guidance on the company’s financial position and discuss important company announcements. The accompanying management presentation will be Webcast live with the audio call, and may be viewed on the Ener1 website at http://www.ener1.com. To participate in the audio call, please dial (888) 713 4205 from within the United States, or (617) 213 4862 from outside the United States. The participant pass code is 68442120.

-ends-

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

About Ener1, Inc.:

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (NASDAQ: HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. EnerDel has developed proprietary battery systems based on technology originally pioneered with the assistance of the Argonne National Lab.

Ener1 is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Major shareholders of Ener1 include Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production. ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31, 2007
	2008
ASSETS

Current assets

Cash (restricted $2,976 and $0)	$14,205	$24,826

Accounts receivable, net	7,006	102

Inventory, net	10,202	—

Prepaid expenses and other current assets	1,199	702

Total current assets	32,612	25,630

Property and equipment, net	39,513	4,287

Deferred financing costs	5,088	835

Intangible assets, net	15,246	—

Goodwill	48,674	—

Other assets	598	549

Total assets	$141,731	$31,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities

Accounts payable and accrued expenses	$16,376	$3,799

Short term borrowings	9,414	315

Capital lease obligations, current portion	2,003	—

Derivative liabilities	—	10,144

Total current liabilities	27,793	14,258

Other long-term payables	1,754	—

Long term borrowings	795

Capital lease obligations, less current portion	4,580	—

Convertible debentures and notes	396	15,493

Total liabilities	35,318	29,751

EnerDel, Inc. Series A Redeemable Preferred Stock	—	8,577

Minority interest	3,517	—

STOCKHOLDERS’ EQUITY (DEFICIT)	102,896	(7,027)

Total liabilities and stockholders’ equity (deficit)	$141,731	$31,301

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Year ending December 31,
	2008	2007
Net sales	$6,848	$280

Cost of sales	4,661	—

Gross profit	2,187	280

Operating expenses

General and administrative	11,578	8,265

Research and development, net	22,902	11,948

Warrant modification expense	—	583

Depreciation and amortization	1,612	530

Total operating expenses	36,092	21,326

Loss from operations	(33,905)	(21,046)

Other income (expense):

Interest expense	(12,026)	(17,233)

Gain (loss) on derivative liabilities	3,936	(11,537)

Other, net	410	(107)

Total other expense	(7,680)	(28,663)

Loss before income taxes	(41,585)	(49,709)

Income tax benefit	(184)	—

Net loss before minority interest	(41,401)	(49,709)

Minority interest	(1,554)	(2,001)

Net loss	(42,955)	(51,710)

Preferred stock dividends	—	(10,227)

Net loss attributable to common shareholders	$(42,955)	$(61,937)

Net loss per share: basic and diluted	$(0.42)	$(0.85)

Weighted average shares outstanding, basic and diluted	103,382	72,922